INTERMET CORPORATION
5445 Corporate Drive, Suite 200
Troy, MI 48098-2683
Tel:248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]                                                     EXHIBIT 99.1




                                                           NEWS RELEASE

                                                           For IMMEDIATE Release
                                                           Contact: Bytha Mills
                                                           INTERMET Corporation
                                                           248-952-2500

INTERMET REPORTS 2003 FIRST-QUARTER RESULTS

TROY, Mich., April 16, 2003 -- INTERMET Corporation (Nasdaq: INMT), one of the world's leading manufacturers of cast-metal automotive components, today reported a 2003 first-quarter net income of $3.2 million, or 12 cents per diluted share, compared with a 2002 first-quarter net income of $4.8 million, or 19 cents per diluted share. Earnings were in line with analyst expectations. Gross profit was $21.3 million, up from $20.5 million reported in the 2002 first quarter.

The company also reported 2003 first-quarter sales of $207.1 million, an increase of $1.0 million compared with the same period last year.

Gross profit and margin improved year to year in spite of price reductions demanded by most customers, and higher energy and raw material costs. Lower earnings performance on slightly higher sales was primarily a result of an expected increase in interest expense due to higher rates on the company's senior notes issued in June 2002. In addition, SG&A increased compared with last year due to activities required for the development and sale of new product, process and materials. First-quarter 2002 earnings included favorable non-recurring adjustments amounting to 3 cents per diluted share for a reversal of negative goodwill and an insurance settlement.

The 2003 first-quarter revenue increase reflects a gain in Europe due to the favorable effect of currency exchange rates. Domestic sales were down about 2 percent.

"We are pleased with our overall performance during the quarter," said John Doddridge, INTERMET Chairman and Chief Executive Officer. "We are particularly encouraged by the improvement in gross profit. This is further confirmation that our drive to improve operational efficiencies continues to deliver results, despite a still-tentative economy and challenging industry environment."

For the quarter, cash used for operations was $0.4 million and capital spending was $2.7 million. Debt to total capitalization was 52 percent. INTERMET's effective tax rate was 38 percent. Depreciation and amortization for the first quarter was reported at $13.0 million.


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INTERMET Corporation
April 16, 2003
Page 2

"The initiatives we implemented last year as part of the INTERMET Business Operating System (BOS) are beginning to show positive results," said INTERMET President and COO Gary F. Ruff. "A cornerstone of our BOS is understanding customers' needs, as well as meeting and exceeding their expectations. Continued quality improvement and market growth, as well as numerous industry awards and customer recognition, are strong indications that our strategy is working. Another key part of our strategy is to be the `best-cost' producer in our industry. This results in a competitive advantage for our products while maintaining a healthy funding of technology and long-term growth initiatives."

The INTERMET Board of Directors voted to approve a quarterly dividend of 4 cents per share, payable July 1, 2003, to shareholders of record as of June 1, 2003.

SECOND-QUARTER OUTLOOK

"We remain cautious in our outlook going forward," said INTERMET Vice President of Finance and CFO Bob Belts. "Second-quarter light-vehicle production in North America is expected to decline, with General Motors, Ford and DaimlerChrysler, INTERMET's major customers, projecting approximately 10 percent lower sales on average compared with last year.

"For the second quarter, we anticipate sales in the $198-204 million range, and diluted earnings per share between 7 and 11 cents. The tax rate in the second quarter is expected to be about 38 percent and depreciation and amortization to be about $13.0 million. Capital spending should come in at about $6.0 million."

INTERMET will hold a Conference Call today at 3 p.m. EDT to discuss first-quarter results as well as the outlook for the second quarter. Investors and interested parties can listen to a live webcast by visiting www.intermet.com and clicking on the "Financial/Investor Information" link on the home page. A slide presentation also will be available on the web site. It is recommended that access to the live webcast be established 10-15 minutes prior to the scheduled start time. A replay of the webcast briefing also is expected to be available on the company's web site beginning two hours after completion of the briefing through May 16, 2003.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has approximately 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release and INTERMET's conference call may include forecasts and forward-looking statements about INTERMET, its industry and the markets in which it operates. Forward-looking statements and the achievement of any forecasts or projections are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed. Some of these risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.


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INTERMET Corporation
April 16, 2003
Page 3



   INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            Three months ended
                                                                                      MARCH 31,              March 31,
                                                                                        2003                   2002
                                                                                     ---------              ---------
                                                                                              (Unaudited)
Net sales                                                                            $ 207,104              $ 206,096
Cost of sales                                                                          185,822                185,577
                                                                                     ---------              ---------
Gross profit                                                                            21,282                 20,519

Selling, general and administrative                                                      8,845                  8,060
Other operating income, net                                                               (134)                   (59)
                                                                                     ---------              ---------
Operating profit                                                                        12,571                 12,518

Interest expense, net                                                                    7,480                  6,354
Other expense (income), net                                                                 12                   (546)
                                                                                     ---------              ---------
Income before income taxes                                                               5,079                  6,710
Income tax expense                                                                       1,927                  2,355
                                                                                     ---------              ---------
Net income before cumulative effect of a change in accounting                            3,152                  4,355
 principle
Cumulative effect of a change in accounting principle, net of tax                            -                    481
                                                                                     ---------              ---------
Net income                                                                           $   3,152              $   4,836
                                                                                     =========              =========

Earnings per common share:
Basic
 Earnings before cumulative effect of a change in accounting                         $    0.12              $    0.17
  principle
 Cumulative effect of a change in accounting principle                                       -                   0.02
                                                                                     ---------              ---------
Earnings per common share - basic                                                    $    0.12              $    0.19
                                                                                     =========              =========

Diluted
 Earnings before cumulative effect of a change in accounting                         $    0.12              $    0.17
  principle
 Cumulative effect of a change in accounting principle                                       -                   0.02
                                                                                     ---------              ---------
Earnings per common share - diluted                                                  $    0.12              $    0.19
                                                                                     =========              =========

Weighted average shares outstanding:
  Basic                                                                                 25,547                 25,398
  Diluted                                                                               25,676                 25,784





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INTERMET Corporation
April 16, 2003
Page 4



   INTERMET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
   (IN THOUSANDS)

                                                              MARCH 31,             December 31,
                                                                2003                   2002
                                                            ------------           ------------
                                                            (Unaudited)
        Assets:
        Current assets:
          Cash and cash equivalents                           $  5,344               $  3,298
          Accounts receivable                                  106,519                 86,779
          Inventory                                             63,004                 65,456
          Other current assets                                  26,036                 24,875
                                                            ------------           ------------
        Total current assets                                   200,903                180,408

        Property, plant and equipment, net                     322,044                332,034
        Goodwill, net of amortization                          217,016                217,016
                                                            ------------           ------------
        Other non-current assets                                36,817                 34,640

        Total assets                                          $776,780               $764,098
                                                            ============           ============

        Liabilities and shareholders' equity:
        Current liabilities:
          Accounts payable                                    $ 71,758               $ 70,933
          Accrued liabilities                                   66,058                 65,205
          Long term debt due within one year                     1,511                  1,567
                                                            ------------           ------------
        Total current liabilities                              139,327                137,705

        Non-current liabilities:
         Long term debt due after one year                     285,883                278,536
         Other non-current liabilities                          90,122                 90,288
                                                            ------------           ------------
        Total non-current liabilities                          376,005                368,824

        Shareholders' equity                                   261,448                257,569
                                                            ------------           ------------

        Total liabilities and shareholders' equity            $776,780               $764,098
                                                            ============           ============




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INTERMET Corporation
April 16, 2003
Page 5




   INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (IN THOUSANDS)

                                                                                  Three months ended
                                                                           ---------------------------------
                                                                              MARCH 31,          March 31,
                                                                                2003                2002
                                                                           ---------------------------------
                                                                                     (Unaudited)
        Cash (used in) provided by operating activities                      $   (378)           $ 28,991

        Additions to property, plant and equipment                             (2,703)             (1,595)
        Proceeds from sale of property, plant and equipment                         -                 169
                                                                           ------------         ------------
        Cash used in investing activities                                      (2,703)             (1,426)

        Net increase (decrease) in revolving credit facility                    8,000             (41,500)
        Repayments of term loan                                                     -             (10,000)
        Proceeds from an unsecured note                                             -              15,000
        Repayments of other debts                                                (722)               (721)
        Payments of revolving credit facility fees                               (405)                  -
        Issuance of common stock                                                   18                   -
        Purchase of common stock for deferred compensation plan                     -                  (4)
        Dividends paid                                                         (1,020)             (1,017)
                                                                           ------------         ------------
        Cash provided by (used in) financing activities                         5,871             (38,242)

        Effect of exchange rate changes on cash and cash equivalents             (744)               (681)
                                                                           ------------         ------------

        Net increase (decrease) in cash and cash equivalents                    2,046             (11,358)

        Cash and cash equivalents, beginning of period                          3,298              13,866
                                                                           ------------         ------------

        Cash and cash equivalents, end of period                             $  5,344            $  2,508
                                                                           ============         ============